Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2022 Results

Mitchel Field, NY, September 13, 2021 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues of approximately $13.0 million for the first quarter ended July 31, 2021. Operating loss for the three months ended July 31, 2021 was $1.7 million compared to an operating loss of $337,000 for the three months ended July 31, 2020. Net loss for the three months ended July 31, 2021 was $1.6 million or ($0.17) per share compared to a net loss of $262,000 or ($0.03) per share for the three months ended July 31, 2020.

FEI CEO Stan Sloane commented, “Underlying financial trends were stable this quarter and while unusual legal expenses impacted income and cash generation, the bulk of these expenses are now behind us. The COVID pandemic also impacted us in the quarter, due mostly to supply chain issues and customer delays in processing new contracts. Most exciting this quarter is the new technology we have embarked upon, highlighted in our August 18, 2021 press release, that will result in a new and very advanced atomic clock for space, defense and commercial application. This pulsed, optically pumped Rubidium atomic clock will be a game changer in the marketplace. We continue to evaluate other advanced technologies for potential development, as well.”

Fiscal Year 2022 Selected Financial Metrics and Other Items

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For the three months ended July 31, 2021, revenues from satellite payloads were approximately $6.7 million, or 52%, of consolidated revenues compared to $6.7 million, or 51%, for the prior year. This represents a $100,000 or 1.4% increase from prior year.

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Revenues for non-space U.S. Government/DOD customers were $5.5 million, or 42%, of consolidated revenues compared to $5.3 million, or 41%, for the prior year. This represents a $155,000 or 2.9% increase from prior year.

-	Revenues from other commercial and industrial sales accounted for approximately $724,000, or 6%, of consolidated revenues compared to approximately $965,000, or 7%, for fiscal year 2020.

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Total revenue for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, were approximately 91% of consolidated revenues for the first quarter of fiscal year 2022 compared to 81% for the same period of fiscal year 2021.

-	Net cash used in operations was $828,000 in the first quarter of fiscal year 2022, compared to cash provided by operations of $62,000 for the same period of fiscal year 2021.

-	Backlog at July 31, 2021 was $37 million compared to $40 million at April 30, 2021.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Monday, September 13, 2021, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 42804. Subsequent to that, the call can be accessed via a link available on the company’s website through December 12, 2021.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Contact information: Dr. Stanton Sloane, President & Chief Executive Officer;

Steven Bernstein, Chief Financial Officer;

TELEPHONE: (516) 794-4500 ext.5000          WEBSITE:         www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended
	July 31,
	(unaudited)
	2021	2020
Revenues	$12,955	$12,951
Cost of Revenues	8,893	8,863
Gross Margin	4,062	4,088
Selling and Administrative	4,394	3,228
Research and Development	1,355	1,197
Operating Loss	(1,687)	(337)
Interest and Other, Net	113	84
Loss before Income Taxes	(1,574)	(253)
Provision for Income Taxes	1	9
Net Loss	$(1,575)	$(262)

Net Loss per share:
Basic and diluted loss per share	$(0.17)	$(0.03)

Average Shares Outstanding
Basic and Diluted	9,193	9,139

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	July 31, 2021	April 30, 2021
	(unaudited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$18,865	$20,120
Accounts Receivable	9,189	5,515
Costs and Estimated Earnings in Excess of Billings, net	-	1,948
Inventories, net	20,073	19,661
Cash Surrender Value of Life Insurance - Current	6,000	-
Other Current Assets	1,407	1,435
Property, Plant & Equipment, net	9,459	9,612
Other Assets	12,138	17,952
Right-of-Use Assets – Leases	9,433	9,773
	$86,564	$86,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Billings in Excess of Costs and Estimated Earnings, net	$1,754	$-
Lease Liability - current	1,814	1,715
Deferred Compensation - Current	5,325	-
Current Liabilities	6,529	6,382
Other Long-term Obligations	9,108	14,144
Lease Liability – non-current	7,922	8,366
Stockholders’ Equity	54,112	55,409
	$86,564	$86,016